EXHIBIT 10.46

November 20, 2003

Dear Frank:

We are proud to invite you to join our team.

Our offer of employment is to join Exelixis, Inc.  Your title will be that of Senior Vice President and Chief Financial Officer, working at the Company’s headquarters located in South San Francisco, California and reporting to George Scangos, President & Chief Executive Officer in our Executive Administration department.  Other terms of employment include:

Compensation:  Your initial base salary will be three hundred thousand dollars ($300,000) annually, less standard deductions and withholdings, paid semi-monthly.  In addition you will be eligible for a target bonus of forty-five percent (45%) of base salary, at the discretion of the Board of Directors, based on annualized objectives to be established by the Chief Executive Officer and Board of Directors for your position.  As with all executives, receipt of this year-end bonus will be subject to the achievement of our annual financial plan and individual management objectives.  You will receive a sign-on bonus of eighty-five thousand dollars ($85,000) payable the first pay date after hire. Should you elect to voluntarily terminate employment with the Company within twelve (12) months of your hire date, the sign-on bonus will be entirely re-paid by you to the Company. This re-payment of the sign-on bonus shall occur within thirty (30) days of termination.

Options for Equity:  You will be eligible to receive a stock option grant for two hundred thousand (200,000) shares of Exelixis stock pursuant to our standard Stock Plan and subject to approval by the Board of Directors.  Options vest at the rate of 1/4th after one year of employment and 1/48th every month thereafter over a total of four years.  From time to time, the Board may grant you additional stock options at its discretion.  Your stock options will be subject to automatic accelerated vesting of any unvested portion upon a sale of the Company or sale of greater than 50% of the assets or equity securities of the Company.

Benefits:  All full-time employees of Exelixis, Inc. enjoy a generous benefits package as is outlined on the attached Summary of Benefits.

Non-Immigrant Visa and Permanent Residence Assistance:  Exelixis will sponsor your application for a non-immigrant visa to obtain US work authorization.  Please sign and return the enclosed “Exelixis Employee Non-Immigrant Visa Processing Reimbursement Agreement” form to the Human Resources department with your offer letter.  If you wish to pursue permanent residence under Exelixis’ Immigration Assistance Policy, Exelixis will begin the process as soon as practicable.

Employment Policies:  The Company will reimburse you for reasonable business documented expenses pursuant to Company policy.  You will be expected to abide by all the Company’s policies and procedures.

Review:  Your performance will be formally reviewed no less than annually.

Start Date:  To be determined.

Expiration Date: This offer expires Wednesday, December 31, 2003, unless accepted by you prior to this date.

Confidentiality:  As you are aware, it is very important for us to protect our confidential information and proprietary material.  Therefore, as a condition of employment, you will need to sign the attached Proprietary Information and Inventions Agreement.  As further condition of your employment, you agree to refrain from any unauthorized use of disclosure of the Company’s proprietary or confidential information or materials.  By accepting this offer, you are also representing that you are not a party to any agreement with any third party or prior employer that would conflict with or inhibit your performance of your duties with the Company.

Other: In addition to performing the duties and responsibilities of your position, you will be expected to perform other duties and responsibilities that may be assigned to you from time to time.  No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time.  Either you or the Company may terminate this employment relationship at any time, with or without cause.  If you are terminated without cause you will be entitled to receive salary and benefits for a period of six (6) months from the date of termination.  This at-will employment relationship cannot be changed except in writing, signed by a Company officer.

This letter, together with the Proprietary Information and Inventions Agreement, constitutes the complete, final and exclusive embodiment of your employment.  In entering into this agreement, neither party is relying upon any promise or representation, written or oral, other than those expressly contained herein, and this agreement supersedes any other such promises, representations or agreements.  It may not be amended or modified except in a written agreement signed by you and a duly authorized Company officer.  The laws of the State of California shall govern this letter.  Also, by signing this letter, you are indicating that you are legally authorized to work in the U.S.

To ensure rapid and economical resolution of any disputes that may arise under this agreement, you and the Company agree that any and all disputes or controversies of any nature whatsoever, regarding the interpretation, performance, enforcement or breach of this Agreement will be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolved in some other forum) under the then-existing rules of Judicial Arbitration and Mediation Services (JAMS).

You may accept this offer of employment by signing both copies of this letter and Proprietary Information and Invention Agreements and returning one of each to George Scangos, President and Chief Executive Officer.

Frank, we look forward to your coming on board!

Sincerely,

/s/ George Scangos

George Scangos
President and Chief Executive Officer

ACCEPTED BY:

/s/ Frank Karbe	1/11/2004
Frank Karbe	Date